EXHIBIT 99.8
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                            STAT HEALTHCARE/AMHEALTH
                                MERGER COMPLETED
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                              FOR IMMEDIATE RELEASE

CONTACT: NED E. CHAPMAN, CHIEF FINANCIAL OFFICER, STAT HEALTHCARE (713) 872-6900
         OR MAX RAMRAS OR JOE DIAZ, RCG CAPITAL MARKETS GROUP, INC.
         (602) 998-7555

(JUNE 25, 1996) - HOUSTON, TEXAS: STAT Healthcare, Inc. (NASDAQ: STHC) (FORMERLY NASDAQ:ERDR) today announced the completion of its merger with AmHealth Corporation, a San Antonio, Texas-based comprehensive diabetes disease management healthcare company. AmHealth owns and operates outpatient kidney dialysis centers, hyperbaric medicine units and provides management and personnel services to outpatient home health providers primarily in the Rio Grande Valley of southern Texas.

STAT issued 11.2 million new shares of its common stock in exchange for AmHealth and its related healthcare entities. The merger will be accounted for as a pooling of interests.

STAT Healthcare's management team will consist of Russell D. Schneider, Chairman and Chief Executive Officer, William H. Rice, M.D., Vice Chairman, Ned E. Chapman, Chief Financial Officer, Victor M. Miranda, M.D., President-Physician Services and Ruben A. Perez, Treasurer and President-Healthcare Management Services. All members of the management team have extensive experience in the healthcare industry. Both Mr. Schneider and Mr. Perez were involved with Columbia/HCA Healthcare corporation at its inception and previously held senior management positions at the Company.

Mr. Schneider, STAT's incoming Chairman and Chief Executive Officer, commented, "We are pleased with the completion of this transaction. The "new' STAT Healthcare is uniquely positioned to grow and prosper as we move ahead with our hospital industry partners in both the physician services and healthcare management segments, as well as with our growing kidney dialysis segment. As the healthcare industry continues its evolution, so too will STAT Healthcare evolve to meet the needs of the market. We look to the future with great confidence."

Effective today, STAT Healthcare common stock will trade under the symbol "STHC". The Company has applied and expects its common stock to trade on the NASDAQ National Market System in the near future.

STAT Healthcare provides physician contract management services to related professional associations that currently staff emergency departments at 18 hospitals primarily in southeast Texas. Under contracts with these hospitals, the professional associations provide emergency department care 24 hours a day, 365 days per year. The Company currently contracts with approximately 250 physicians to provide these services to nearly 300,000 patients per year.